UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 24, 2023

AVANT TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	333-225433 (Commission File Number)	38-4053064 (I.R.S. Employer Identification Number)

c/o Eastbiz.com, Inc 5348 Vegas Drive, Las Vegas, NV 89108

(Address and telephone number of principal executive offices)

(Issuer’s telephone number)

(702) 509-1747

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company (X)

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act: Not applicable.

Title of each class	Trading Symbol	Name of each exchange on which registered
Not applicable

Explanatory Note

On July 26, 2023, AVANT TECHNOLOGIES INC. filed a Current Report on Form 8-K dated July 26, 2023 (the “Original 8-K”) with the Securities and Exchange Commission. This current report on Form 8-K/A (the “Amendment”) is being filed solely the Company acknowledges an error in the filing of the 8-K report that was made unintentionally, and there was no intention to provide inaccurate information. The error occurred in the date indicated on Item 5.02 , which was stated as July 27, 2023; however, the correct date should be July 24, 2023

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Item 1.01	Entry Into a Material Definitive Agreement.
Item 3.02	Unregistered Sales of Equity Securities.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain

Officers; Compensatory Arrangements of Certain Officers.

On July 24, 2023, Avant Technologies, Inc (f/k/a Trend Innovations Holding Inc.) (the “Company”) and Danny Rittman entered into an Employment Agreement pursuant to which Mr. Rittman was retained as Chief Information Security Officer (“CISO”).

In consideration for serving as CISO, Mr. Rittman will receive an annual base salary of $300,000 payable in shares of common stock of the Company (the “CISO Shares”), which shall be increased to $600,000 upon the Company up-listing to a national exchange. The CISO Shares will be paid on a quarterly basis at the beginning of each quarter, prorated for partial quarters. The number of CISO Shares to be issued on a quarterly basis shall be determined by dividing $75,000 (which is the quarterly pay for three months) by the Company’s 20-day VWAP. Mr. Rittman shall be paid a one-time $50,000 cash payment no later than thirty (30) days after the Company raises sufficient equity financing or other working capital.

Dr. Rittman is a veteran software architect and integrated circuit technology expert with over 20 years of experience in the technology sector. From 2014 through the present, Dr. Rittman served as the Chief Technology Officer and as a director of GBT Technologies, Inc. (OTC: GTCH) (“GBT”), leading its technological direction and managing teams of mobile software developers. From 2012, through 2014, Dr. Rittman served as a Senior Integrated Circuit Consultant for Qualcomm / Max Linear, managing teams of integrated circuit designers within the mobile technology arena. From 2005 through 2010, Dr. Rittman served as the Founder and Chief Technology Officer of Micrologic Design Automation, leading the company’s technological direction, including architecture, design and development of EDA software tools. From 2002 through 2007, Dr. Rittman served as an Integrated Circuit CAD / Software Senior Consultant for IBM, managing integrated circuit back-end projects and leading back-end CAD and QA software tool development and implementation. From 1995 through 2002, Dr. Rittman served as the Founder and VP of R&D for Bind-key Technologies, leading the company’s technological direction, research and development of EDA software tools for integrated circuits and back-end design. Dr. Rittman received a BS in Electrical Engineering - VLSI Design from the University of Bridgeport, graduating Magna Cum Laude in 1992; a MS in Computer Science VLSI Design, specializing in Automation Algorithms, from La Salle University, graduating Magna Cum Laude in 1996; and a PhD in Computer Science - VLSI Design, specializing in EDA Concepts and Algorithms, from La Salle University, graduating Summa Cum Laude in 1998. Dr. Rittman completed a master's degree in information and cybersecurity at Berkeley University. The UC Berkeley MICS (Master of Information and Cybersecurity) program is a graduate-level, accredited program providing comprehensive information and cybersecurity education. The School of Information (iSchool) offers it in collaboration with the College of Engineering at the University of California, Berkeley. The MICS program is designed to provide students with the technical and policy aspects of information and cybersecurity. It covers computer security, cryptography, network security, privacy, risk management, and cybercrime. The program emphasizes a hands-on, project-based approach to learning and provides students with opportunities to work on real-world cybersecurity problems. The MICS program provides participants with the cybersecurity skills and knowledge needed to assume leadership positions in private-sector technology companies and government and military organizations.

The above offers and sales of the CISO Shares were made to Dr. Rittman, an accredited investor, and the Company relied upon the exemptions contained in Section 4(a)(2) of the Securities Act of 1933, as amended (the “1933 Act”), with regards to the sales. No advertising or general solicitation was employed in offerings the securities. The offer and sale were made to an accredited investors and transfer of the securities was restricted by the Company in accordance with the requirements of the 1933 Act.

The foregoing is only a brief description of the material terms of the above corporate actions and agreements, and does not purport to be a complete description of the rights and obligations of the parties under those agreements, and such descriptions are qualified in their entirety by reference to the agreements which are filed as exhibits to this Current Report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement between Avant Technologies, Inc (f/k/a Trend Innovations Holding Inc.) and Danny Rittman dated July 24, 2023

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: July 26, 2023	AVANT TECHNOLOGIES INC.

	By:	/s/	Natalija Tunevic
		Name:	Natalija Tunevic
		Title:	Secretary